Exhibit 2.1

EQUITY EXCHANGE AGREEMENT

THIS EQUITY EXCHANGE AGREEMENT, dated as of February 19, 2013 (this “Agreement”) by and among Car Charging Group, Inc., a Nevada corporation (“CCGI”), EV Pass, LLC, a New York limited liability company (“EV PASS”) and Synapse Sustainability Trust, Inc., a New York not for profit corporation (the “Trust”) (EV PASS and the Trust are collectively the “EV PASS Entities”).

WHEREAS, the parties hereto desire to consummate the transactions contemplated herein, pursuant to which (a) (i) CCGI will issue to the Trust 671,141 shares (collectively, the “CCGI Shares”) of Common Stock, par value $0.001 per share, of CCGI; (ii) CCGI will pay to the Trust the sum of $100,000 in cash, payable in four (4) equal quarterly installments commencing on the Closing Date; and (iii) the Trust shall be entitled to receive 3.6% of the revenues (net of electricity, taxes and payment processing fees) earned from all current and future electric vehicle charging units installed at any of the 68 locations listed on Schedule I hereto (collectively, the “CNY Network”) and (b) (i) the Trust will transfer to EVP Holding, LLC, a Florida limited liability company wholly owned by CCGI (“CCGI Sub”), all of the issued and outstanding membership interests (collectively, the “EV Pass Interests”) of EV PASS; (ii) the Trust will assign all of the Trust’s rights to operate and maintain the units in the CNY Network to CCGI Sub; and (iii) the Trust will assign to CCGI Sub all of the Trust’s ownership in the trademark “EV Pass” and the website domain www.myevpass.com;  and

WHEREAS, CCGI believes it is in its best interest and the best interest of its stockholders to acquire the EV PASS Interests and the Acquisition Assets in exchange for the CCGI Shares and other consideration as specified in Article I below, all upon the terms and subject to the conditions set forth in this Agreement (the “Equity Exchange”); and

WHEREAS, it is the intention of the parties that: (i) the Equity Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) the Equity Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the “Securities Act”); and

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

Article I.
EXCHANGE

1.1.
Transfer of Acquisition Assets.  On the Closing Date (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, the Trust shall grant, sell, assign, transfer and deliver to CCGI Sub or such other entity as CCGI may designate, all right, title and interest of the Trust in and to the following, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever:

1.1.1.	all of the EV Pass Interests pursuant to an Assignment of Membership Interest, substantially in the form attached hereto as Exhibit A (the Membership Interest Assignment”);

1.1.2.
all of the Trust’s rights to operate and maintain and receive revenue from the CNY Network (the “CNY Network Rights”), such assignment to be documented through the proposed Contract Management, Operations and Maintenance Agreement attached hereto as Exhibit B (the “Operations Agreement”); and

1.1.3.
all right, title and interest to the name “EV Pass” or any variation thereof, including any common law rights or existing rights under federal law to any intellectual property, trademark, copyrights, licensing or legal right that seller may have to use said name (the “Mark”) pursuant to an Assignment Agreement substantially in the form attached hereto as Exhibit C (the “IP Assignment Agreement”);

1.1.4.	the goodwill of EV Pass’ Business (the “Goodwill”) pursuant to the IP Assignment Agreement; and

1.1.5.	all right, title and interest to the ownership of the domain name “www.myevpass.com” (the “Website”) pursuant to the IP Assignment Agreement.

For the purposes of this Agreement, the EV Pass Interests, the CNY Network Rights, the Mark, the Goodwill and the Website shall be collectively referred to as the “Acquisition Assets.”

1.2.
Issuance of CCGI Shares and Promissory Note. On the Closing Date (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, CCGI shall issue, transfer, convey and deliver to the Trust the following:

1.2.1.	the CCGI Shares;

1.2.2.	Twenty-Five Thousand Dollars ($25,000) in cash (the “Cash Payment”);

1.2.3.	a Promissory Note in the original principal amount of $75,000 substantially in the form attached hereto as Exhibit D; and

1.2.4.
a Fee Agreement substantially in the form attached hereto as Exhibit E whereby CCGI hereby agrees to pay to the Trust three and six/tenths percent (3.6%) of the revenues (net of electricity, taxes and payment processing fees) earned from all current and future electric vehicle charging units installed in the CNY Network, in accordance with CCGI’s standard revenue-sharing payment procedures (the “Fee Agreement”).

1.3.
Closing and Actions at Closing. The closing of the Equity Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m. E.D.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the “Closing Date”).

Article II.
REPRESENTATIONS AND WARRANTIES OF EV PASS

EV PASS represents, warrants and agrees that all of the statements in the following subsections of this Article II are true and complete as of the date hereof.  As used herein, the term “Knowledge,” including the phrase “to EV PASS’ knowledge,” shall mean the actual current knowledge of Eckardt C. Beck.

2.1.         Corporate Organization.

2.1.1.
EV PASS is a limited liability company duly organized, validly existing and in good standing under the laws of New York, and has all requisite corporate power and authority to own its properties and assets and governmental licenses, authorizations, consents and approvals to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its activities makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a Material Adverse Effect on the activities, business, operations, properties, assets, condition or results of operation of EV PASS.  “Material Adverse Effect” means, when used with respect to EV PASS, any event, occurrence, fact, condition, change or effect, which, individually or in the aggregate, would reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), or operating results of EV PASS, or materially impair the ability of EV PASS to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, or (ii) changes in the United States securities markets generally.

2.1.2.
Copies of the certificate of organization and operating agreement of EV PASS with all amendments thereto, as of the date hereof (the “EV PASS Charter Documents”), have been furnished to CCGI, and such copies are accurate and complete as of the date hereof. The minute books of EV PASS are current as required by law, contain the minutes of all meetings of the management and members of EV PASS from its date of organization to the date of this Agreement, and adequately reflect all material actions taken by the management and members of EV PASS. EV PASS is not in violation of any of the provisions of the EV PASS Charter Documents.

2.2.         Capitalization of EV PASS.

2.2.1.	The entirety of the membership interests in EV Pass are owned by the Trust. There are no other authorized or issued classes of membership interests or other securities.

2.2.2.
All of the issued and outstanding membership interests of EV PASS immediately prior to this Equity Exchange are, and all membership interests in EV PASS when delivered in accordance with the terms hereof will be, duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable U.S. federal and state securities laws and state corporate laws, and have been issued free of preemptive rights of any security holder. As of the date of this Agreement there are no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any membership interests of EV PASS, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights, pre-emptive rights or rights of first refusal with respect to EV PASSor any EV PASSInterests, or any voting trusts, proxies or other agreements, understandings or restrictions with respect to the voting of EV PASS’s membership interests. There are no registration or anti-dilution rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which EV PASS is a party or by which it is bound with respect to any equity security of any class of EV PASS. EV PASS is not a party to, and it has no knowledge of, any agreement restricting the transfer of any membership interests of EV PASS.  The transfer of all of the shares of EV PASS described in this Section 2.2 have been, or will be, as applicable, in compliance with U.S. federal and state securities laws and state corporate laws and no member of EV PASS has any right to rescind or bring any other claim against EV PASS for failure to comply with the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws.

2.2.3.
There are no outstanding contractual obligations (contingent or otherwise) of EV PASSEV Pass to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, EV PASSEV Pass or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.  For the purposes of this Agreement, the term “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

2.3.         Subsidiaries and Equity Investments. Except as disclosed on Schedule 2.3, EV PASS does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, Person or other entity.

2.4.         Authorization, Validity and Enforceability of Agreements. EV PASS has all corporate power and authority to execute and deliver this Agreement and all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement  to perform its obligations hereunder (the “Transaction Agreements”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by EV PASS and the consummation by EV PASS of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of EV PASS, and no other corporate proceedings on the part of EV PASS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the valid and legally binding obligation of EV PASS and is enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. EV PASS does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other Person in order for it to consummate the transactions contemplated by this Agreement.

2.5.         Compliance with Other Instruments.  Except for the violations and defaults described in Schedule 2.5, EV PASS is not in violation or default (i) of any provisions of the EV PASS Charter Documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on Schedule 2.6, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to EV PASS, the violation of any of which would have a Material Adverse Effect.  Except as disclosed on Schedule 2.5, neither the execution and delivery of this Agreement by EV PASS, nor the consummation by EV PASS of the transactions contemplated hereby will: (i) contravene, conflict with, or violate any provision of the EV PASS Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which EV PASS is subject, (iii) conflict with, result in a breach of, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which EV PASS is a party or by which it is bound, or to which any of its assets or properties are subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of EV PASS’s assets, including without limitation the EV PASS Interests.

2.6.          Agreements. Except as disclosed on Schedule 2.6, EV PASS is not a party to or bound by any contracts, including, but not limited to, any:

2.6.1.	employment, advisory or consulting contract;

2.6.2.	plan providing for employee benefits of any nature, including any severance payments;

2.6.3.	lease with respect to any property or equipment;

2.6.4.	contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

2.6.5.	contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other Person, entity or organization; or

2.6.6.
agreement with any Person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement, except with respect to the EV PASS Interests or the securities to be delivered pursuant to this Agreement.

EV PASS has provided to CCGI, prior to the date of this Agreement, true, correct and complete copies of each contract (whether written or oral), including each amendment, supplement and modification thereto (the “EV PASS Contracts”).

2.7.           Litigation. Except as disclosed on Schedule 2.7, there is no action, suit, proceeding or investigation (“Action”) pending or, to the knowledge of EV PASS, currently threatened against EV PASS or any of its affiliates, that may affect the validity of this Agreement or the right of EV PASS to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the knowledge of EV PASS, currently threatened against EV PASS or any of its affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against EV PASS or any of its affiliates. Neither EV PASS nor any of its affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by EV PASS or any of its affiliates relating to EV PASS currently pending or which EV PASS or any of its affiliates intends to initiate.

2.8.           Compliance with Laws. EV PASS has been and is in compliance with, and has not received any notice of any violation of any, applicable law, order, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC or the applicable securities laws and rules and regulations of any state.

2.9.           No Operations.  Since inception, EV PASS has had no operations and has not incurred any liabilities of any kind.

2.10.         Books, Financial Records and Internal Controls. All the accounts, books, registers, ledgers, meeting minutes and financial and other records of whatsoever kind of EV PASS have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of EV PASS.  EV PASS maintains a system of internal accounting controls sufficient, in the judgment of EV PASS, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

2.11.         Employee Benefit Plans. EV PASSEV Pass does not have any “Employee Benefit Plan” as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

2.12.         Tax Returns, Payments and Elections.  Except as disclosed on Schedule 2.12, EV Pass has filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) (“Tax Returns”) required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax returns are accurate, complete and correct in all material respects, and EV PASS has timely paid all Taxes due and adequate provisions have been and are reflected in EV PASS’s Financial Statements for all current taxes and other charges to which EV PASS is subject and which are not currently due and payable. None of EV PASS’s federal income tax returns have been audited by the Internal Revenue Service. EV PASS has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against EV PASS for any period, nor of any basis for any such assessment, adjustment or contingency. EV PASS has withheld or collected from each payment made to each of its employees, if applicable, the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other Person.

2.13.         No Liabilities, Debt Obligations. Except as disclosed on Schedule 2.13, upon the Closing Date, EV PASS will have no debt, obligations or liabilities of any kind whatsoever other than with respect to the transactions contemplated hereby. EV PASS is not a guarantor of any indebtedness of any other Person, entity or corporation.

2.14.         No Broker Fees. Except as disclosed on Schedule 2.14, no brokers, finders or financial advisory fees or commissions will be payable by or to EV PASS or any of its affiliates with respect to the transactions contemplated by this Agreement.

2.15.         No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by EV PASS to arise, between EV PASS and any accountants and/or lawyers formerly or presently engaged by EV PASS. EV PASS is current with respect to fees owed to its accountants and lawyers.

2.16.         Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of EV PASS in connection with the transactions contemplated by this Agreement do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

2.17.         Employee Matters.

2.17.1.	As of the date hereof, EV PASSEV Pass employs 0 full-time employees and no part-time employees, consultants or independent contractors.

2.17.2.
To EV PASS’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to perform his or her employment duties.  Neither the execution or delivery of the Transaction Agreements, nor the carrying on of EV PASS’s business by the employees of EV PASS, nor the conduct of EV PASS’s business as now conducted and as presently proposed to be conducted, will, to EV PASS’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

2.17.3.
EV PASS is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees or consultants. EV PASS has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining.  EV PASS has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from the compensation of employees EV PASS and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

2.17.4.
To EV PASS’s knowledge, no employee intends to terminate employment with EV PASS or is otherwise likely to become unavailable to continue as an employee, nor does EV PASS have a present intention to terminate the employment of any employee.  The employment of each employee of EV PASS is terminable at the will of EV PASS.  Except as required by law, no severance or other payments will become due upon or in connection with the termination of employment of any EV PASS employee.  EV PASS has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

2.17.5.
EV PASS has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the membership interest amounts and terms set forth in the minutes of meetings of EV PASS.

2.17.6.
EV PASS is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of EV PASS, has sought to represent any of the employees, representatives or agents of EV PASS.  There is no strike or other labor dispute involving EV PASS pending, or to EV PASS’s knowledge, threatened, which could have a Material Adverse Effect, nor is EV PASS aware of any labor organization activity involving its employees.

2.17.7.
Except as disclosed on Schedule 2.17, to EV PASS’s knowledge, none of the employees or directors of the Company has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and non-felony offenses); (c) subject to any order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.18.         Absence of Certain Changes or Events.  Since January 11, 2013, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of EV PASS; and (b) EV PASS has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

2.19.         Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect, to EV PASS’s knowledge (a) EV PASS is and has been in compliance with all Environmental Laws; (b) there has been no release or to EV PASS’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by EV PASS; (c) there have been no Hazardous Substances generated by EV PASS that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by EV PASS, except for the storage of hazardous waste in compliance with Environmental Laws.  EV PASS has made available to CCGI true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments presently in its possession.  For purposes of this Section 2.19, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of any Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

2.20.         Permits.  EV PASS has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  EV PASS is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21.         No Assets or Real Property. Except as set forth on the most recent Financial Statements, EV PASSEV Pass does not have any assets of any kind.  EV PASSEV Pass does not own or lease any real property.

2.22.         Interested Party Transactions.  Except as disclosed on Schedule 2.22, no officer, director or member of EV PASS or any affiliate or “associate” (as such term is defined in Rule 405 of the Commission under the Securities Act) of any such Person or entity, has or has had, either directly or indirectly, (a) an interest in any Person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by EV PASS, or (ii) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish EV PASS any goods or services; or (b) a beneficial interest in any contract or agreement to which EV PASS is a party or by which it may be bound or affected.

2.23.         Intellectual Property. Except as disclosed on Schedule 2.23, EV PASS does not own, use or license any intellectual property in its business as presently conducted.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust hereby represents, warrants and agrees that all of the statements in the following subsections of this Article III are true and complete as of the date hereof.  As used herein, the term “Knowledge,” including the phrase “to the Trust’ knowledge,” shall mean the actual current knowledge of Eckardt C. Beck.

3.1.           Authority. The Trust has the right, power, authority and capacity to execute and deliver each Agreement to which the Trust is a party, to consummate the transactions contemplated by this Agreement to which the Trust is a party, and to perform the Trust’s obligations under each Agreement to which it is a party. This Agreement has been duly and validly authorized and approved, executed and delivered by the Trust’s management. Assuming this Agreement has been duly and validly authorized, executed and delivered by the parties thereto other than the Trust, this Agreement is duly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with their respective terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally.

3.2.           No Conflict. Neither the execution or delivery by the Trust of any Agreement to which each of the Trust is a party nor the consummation or performance by the Trust of the transactions contemplated hereby or thereby will, directly or indirectly, (a) contravene, conflict with, constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, any agreement or instrument to which the Trust is a party or by which the properties or assets of EV PASS are bound; or (c) contravene, conflict with, or result in a violation of, any law or order to which the Trust, or any of the properties or assets of the Trust, may be subject.

3.3.           Litigation.  Except as disclosed on Schedule 3.3, there is no pending Action against the Trust that involves the Acquisition Assets or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement or the business of EV PASS and, to the knowledge of the Trust, no such Action has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action.

3.4.           Acknowledgment. The Trust understands and agrees that the CCGI Shares to be issued pursuant to this Agreement have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the CCGI Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation D promulgated thereunder or Regulation S for offers and sales of securities outside the U.S.

3.5.           Purchase Entirely for Own Account.  The Trust hereby confirms, that the CCGI Shares will be acquired for investment for the Trust’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Trust have no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Trust further represent that the Trust do not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person with respect to any of the CCGI Shares.

3.6.           Accredited Investor.  The Trust is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

3.7.           Stock Legends. The Trust hereby agrees with CCGI as follows:

3.7.1.	Securities Act Legend Accredited Investors. The certificates evidencing the CCGI Shares issued to the Trust will bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (3) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED.

3.7.2.
Other Legends. The certificates representing such CCGI Shares, and each certificate issued in transfer thereof, will also bear any other legend required under any applicable law, including, without limitation, any U.S. state corporate and state securities law, or contract.

3.7.3.
Opinion. The Trust shall not transfer any or all of the CCGI Shares pursuant to Rule 144, under the Securities Act, Regulation S or absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of the CCGI Shares, without first providing CCGI with an opinion of counsel (which counsel and opinion are reasonably satisfactory to CCGI) to the effect that such transfer will be made in compliance with Rule 144, under the Securities Act, Regulation S or will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

3.8.           Ownership of Shares. The Trust is both the record and beneficial owner of the EV PASS Interests. The Trust is not the record or beneficial owner of any other shares of EV PASS. The Trust have and shall transfer at the Closing, good and marketable title to the EV PASS Interests, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever, excepting only restrictions on future transfers imposed by applicable law.

3.9.           Pre-emptive Rights.  At Closing, no one shall have any pre-emptive rights or any other rights to acquire any interests of EV PASS that have not been waived or exercised.

Article IV.
REPRESENTATIONS AND WARRANTIES OF CCGI

CCGI represents, warrants and agrees that all of the statements in the following subsections of this Article IV, pertaining to CCGI, are true and complete as of the date hereof.

4.1           Incorporation.  CCGI is a company duly incorporated, validly existing, and in good standing under the laws of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of CCGI’s Certificate of Incorporation or bylaws.  CCGI has taken all actions required by law, its Certificate of Incorporation or bylaws, or otherwise to authorize the execution and delivery of this Agreement.  CCGI has full power, authority, and legal capacity and has taken all action required by law, its Certificate of Incorporation or bylaws, and otherwise to consummate the transactions herein contemplated.

4.2           Authorized Shares.  The authorized capital stock of CCGI consists of 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 40,000,000 shares of preferred stock, par value $0.001 (the “Preferred Stock”). CCGI currently has 42,459,705 shares of Common Stock issued and outstanding, 10,000,000 shares of Series A Preferred Stock issued and outstanding and 1,000,000 shares of Series B Preferred Stock issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any Person.

4.3           Financial Statements; SEC Filings.

4.3.1
CCGI’s financial statements (the “CCGI Financial Statements”) contained in its periodic reports filed with the SEC have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated, except that those CCGI Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The CCGI Financial Statements fairly present the financial condition and operating results of CCGI as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments.  CCGI has no material liabilities (contingent or otherwise). CCGI is not a guarantor or indemnitor of any indebtedness of any other Person, entity or organization. CCGI maintains a standard system of accounting established and administered in accordance with U.S. GAAP.

4.3.2
CCGI has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the “Public Reports”). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the “Sarbanes/Oxley Act”) and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. There is no event, fact or circumstance that would cause any certification signed by any officer of CCGI in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of CCGI’s Common Stock, it being acknowledged that none of CCGI’s securities are approved or listed for trading on any exchange or quotation system.

4.4           Information.  The information concerning CCGI set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

4.5           Absence of Certain Changes or Events.  Except as disclosed in the Public Reports, since June 30, 2012, (a) there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of CCGI; and (b) CCGI has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (ii) made any material change in its method of management, operation or accounting, (iii) entered into any other material transaction other than sales in the ordinary course of its business; or (iv) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees.

4.6           Litigation and Proceedings. Except as disclosed in the Public Reports, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of CCGI after reasonable investigation, threatened by or against  CCGI or affecting CCGI or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  CCGI does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances

4.7           No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which CCGI is a party or to which any of its assets, properties or operations are subject.

4.8           Compliance with Laws and Regulations.  To the best of its knowledge, CCGI has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of CCGI or except to the extent that noncompliance would not result in the occurrence of any material liability for CCGI.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

4.9           Approval of Agreement.  The Board of Directors of CCGI has authorized the execution and delivery of this Agreement by CCGI and has approved this Agreement and the transactions contemplated hereby.

4.10           Valid Obligation.  This Agreement and all agreements and other documents executed by CCGI in connection herewith constitute the valid and binding obligation of CCGI, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Article V.
CONDITIONS TO OBLIGATIONS OF CCGI

The obligations of CCGI to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by CCGI in its sole discretion:

5.1           Representations and Warranties of EV PASS and the Trust. All representations and warranties made by EV PASS and the Trust in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

5.2           Agreements and Covenants. EV PASS shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Closing Date.

5.3           Consents and Approvals. All consents, waivers, authorizations and approvals of all entities listed on Schedule 5.3 and of any governmental or regulatory authority, domestic or foreign, and of any other Person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

(ii)           Approval from the City of Syracuse relative to the assignment of the Trust’s Site Agreement for the Farmer’s Market Lot site.

5.4           No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of EV PASS shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

5.5           Other Closing Documents. CCGI shall have received such certificates, instruments and documents in confirmation of the representations and warranties of EV PASS, EV PASS’s performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as CCGI and/or its counsel may reasonably request.

5.6           Documents. The Trust must have caused the following documents to be delivered to CCGI:

5.6.1           the Membership Interest Assignment, duly executed;

5.6.2           a Secretary’s Certificate, dated the Closing Date, certifying attached copies of  (A) the resolutions of the EV PASS Management and the Trust approving this Agreement and the transactions contemplated hereby and thereby; and (B) the incumbency of each authorized officer of EV PASS signing each Agreement to which EV PASS is a party;

5.6.3           an Officer’s Certificate, dated the Closing Date, certifying as to Sections 5.1, 5.2, 5.3, 5.4 and 5.7.

5.6.4           a Certificate of Good Standing of EV PASS, dated as of a date not more than fifteen (15) business days prior to the Closing Date from each jurisdiction in which it is registered to conduct business;

5.6.5           a copy of the Operations Agreement, duly executed by the Trust and NYSERDA;

5.6.6           a copy of the Bleed-Out Agreement (attached hereto as Exhibit F), duly executed by the Trust;

5.6.7           a copy of the IP Assignment Agreement, duly executed by the Trust and EV Pass;

5.6.8           The Fee Agreement, duly executed by the Trust; and

5.6.9           such other documents as CCGI may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of EV PASS, (B) evidencing the performance of, or compliance by EV PASS with any covenant or obligation required to be performed or complied with by EV PASS, (C) evidencing the satisfaction of any condition referred to in this Article V, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

5.7           No Material Adverse Effect.  There shall not have been any event, occurrence or development that has resulted in or could result in a Material Adverse Effect on or with respect to EV PASS.

Article VI.
CONDITIONS TO OBLIGATIONS OF THE TRUST

The obligations of the Trust to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Trust in its sole discretion:

NYSERDA’s approval, in writing, of the proposed Contract Management, Operations and Maintenance Agreement relative to the assignment to CCGI of the Trust’s rights in the CNY Network.  Upon execution of this Agreement, the parties shall seek such written approval at their earliest convenience.

6.1           Representations and Warranties of CCGI. All representations and warranties made by CCGI in this Agreement shall be true and correct on and as of the Closing Date except insofar as the representation and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

6.2           Agreements and Covenants. CCGI shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

6.3           Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other Person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

6.4.           No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of CCGI shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other Person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

6.5           Other Closing Documents. The Trust shall have received such certificates, instruments and documents in confirmation of the representations and warranties of CCGI, the performance of CCGI’s obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as the Trust or its counsel may reasonably request.

6.6.           Documents. CCGI must deliver to the Trust at the Closing:

6.6.1.	Share certificates evidencing the CCGI Shares;

6.6.2.	the Cash Payment;

6.6.3.	the original Promissory Note, duly executed by CCGI;

6.6.4.	a copy of the Operations Agreement, duly executed by CCGI

6.6.5.	the Fee Agreement, duly executed by CCGI;

6.6.6.
such other documents as the Trust may reasonably request for the purpose of (A) evidencing the accuracy of any of the representations and warranties of CCGI, (B) evidencing the performance of, or compliance by CCGI with, any covenant or obligation required to be performed or complied with by CCGI, as the case may be, (C) evidencing the satisfaction of any condition referred to in this Article VI, or (D) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

6.7           No Claim Regarding Stock Ownership or Consideration. There must not have been made or threatened by any Person, any claim asserting that such Person (a) is the holder of, or has the right to acquire or to obtain beneficial ownership of the CCGI Shares or (b) is entitled to all or any portion of the CCGI Shares.

Article VII.
INDEMNIFICATION

7.1.           Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the two-year anniversary of the Closing Date (the “Survival Period”). The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

7.2.           Indemnification.

7.2.1.
Indemnification Obligations in favor of the Trust. From and after the Closing Date until the expiration of the Survival Period, CCGI shall reimburse and hold harmless the Trust (each such Person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a “Trust Indemnified Party “) against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any Trust Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any Trust Indemnified Party, which arises or results from a third-party claim brought against a EV PASS Indemnified Party to the extent based on a breach of the representations and warranties with respect to the business, operations or assets of CCGI.  In no event shall any such indemnification payments exceed $100,000 in the aggregate from CCGI.   No claim for indemnification may be brought under this Section 7.2.1 unless all claims for indemnification, in the aggregate, total more than $10,000.

7.2.2.
Indemnification in favor of CCGI. From and after the Closing Date until the expiration of the Survival Period, the Trust will indemnify and hold harmless CCGI, CCGI Sub and their respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may “control” (within the meaning of the Securities Act) any of the forgoing Persons or entities (hereinafter referred to individually as a “CCGI Indemnified Person”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages “) arising out of any (i) any breach of representation or warranty made by EV PASS or the Trust in this Agreement, and in any certificate delivered by EV PASS or the Trust pursuant to this Agreement, (ii) any breach by EV PASS or the Trust of any covenant, obligation or other agreement made by EV PASS or the Trust in this Agreement, (iii) a third-party claim based on any acts or omissions by EV PASS or the Trust, and (iv) any and all liabilities paid on behalf of EV PASS that exceed $1,000 and that were incurred prior to Closing.

Article VIII.
MISCELLANEOUS PROVISIONS

8.1.           Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

8.2.           Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

8.3.           Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

8.4.           Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight mail or facsimile to the parties at the following addresses:

If to CCGI, to:

Car Charging Group, Inc.
1691 Michigan Avenue, Suite 601
Miami Beach, Florida 33139
Attn: Michael D. Farkas, CEO

With a copy to (which copy shall not constitute notice):

Michael I. Bernstein, P.A.
Attn: Michael I. Bernstein, Esq.
1688 Meridian Avenue, Suite #418
Miami Beach, Florida 33139

If to the Trust, to:

Synapse Sustainability Trust, Inc.
335 East Water Street
Syracuse, New York 13202
ATTN: Legal Counsel

or to such other Persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 8.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 8.4.

8.5.           Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.  In the event this Agreement is signed without certain of the attachments, exhibits or schedules attached, the parties agree to negotiate such documents in good faith or deliver within seven (7) days of the execution of this Agreement.

8.6.           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

8.7.           Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

8.8.           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

8.9.           Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of Florida, and/or the United States District Court for Florida, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 8.4.

8.10.           Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11.           Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida without giving effect to the choice of law provisions thereof.

8.12.           Amendments and Waivers. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

[REMAINDER OF PAGE DELIBERATELY LEFT BLANK

[SIGNATURE PAGE TO EQUITY EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAR CHARGING GROUP, INC.

By:	/s/ Michael D. Farkas
Name:	Michael D. Farkas
Title:	Chief Executive Officer

EV PASS LLC
By: SYNAPSE SUSTAINABILITY TRUST, INC., its sole member and managing member

By:	/s/ Eckardt C. Beck
Name:	Eckardt C. Beck
Title:	Executive Director

SYNAPSE SUSTAINABILITY TRUST, INC.

By:	/s/ Eckardt C. Beck
Name:	Eckardt C. Beck
Title:	Executive Director

Schedule I
CNY Network Locations

Schedule 2.3
Subsidiaries and Equity Investments

Schedule 2.5
Compliance with Other Instruments

Schedule 2.6
Agreements

Schedule 2.7
Litigation – EV Pass

Schedule 2.12
Tax Matters

Schedule 2.13
Liabilities

Schedule 2.14
Broker Fees

Schedule 2.17
Employee Matters

Schedule 2.22
Interested Party Transactions

Schedule 2.23
Intellectual Property

Schedule 3.3
Litigation – The Trust

Schedule 5.3
Required Consents

(i)           NYSERDA’s written approval of the assignment of the Contract Management, Operations and Maintenance Agreement transferring certain of the Trust’s rights in the CNY Network to CCGI is condition to closing.

(ii)         Approval from the City of Syracuse relative to the assignment of the Trust’s Site Agreement for the Farmer’s Market Lot.

Exhibit A
Membership Interest Assignment Agreement

Exhibit B
Operations Agreement

Exhibit C
Intellectual Property Assignment

Exhibit D
Promissory Note

Exhibit E
Fee Agreement

Exhibit F
Bleed-Out Agreement